Exhibit 99.1

Schnitzer Provides Preliminary Results for Fourth Quarter of Fiscal 2018

Fourth Quarter and Fiscal Year-End Earnings Conference Call 11:30 a.m. Eastern October 24, 2018

PORTLAND, Ore.--(BUSINESS WIRE)--September 27, 2018--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its fourth quarter of fiscal 2018 ended August 31, 2018. Schnitzer expects fourth quarter earnings per share from continuing operations to be in the range of $0.95 - $1.00 and adjusted earnings per share to be in the range of $0.93 - $0.98. For the fourth quarter of fiscal 2017, reported earnings per share from continuing operations were $0.65 and adjusted earnings per share were $0.63. The ranges for the Company’s preliminary results for its fourth quarter of fiscal 2018 do not include a potential discrete non-cash tax benefit associated with the realizability of certain deferred tax assets, which is still under review. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.

For the fourth quarter of fiscal 2018, Auto and Metals Recycling (AMR) is expected to report operating income in the range of $32 million - $34 million, or operating income per ferrous ton of $31 - $33, compared to operating income of $24 million, or operating income per ferrous ton of $28, in the same period of the prior year. On a sequential basis, operating performance in the quarter is expected to be adversely impacted by a decline in ferrous and nonferrous selling prices, the effect of average inventory accounting and seasonally lower retail revenues, partially offset by benefits of higher ferrous and nonferrous sales volumes, reduced purchase costs for raw materials and our continued focus on productivity, including nonferrous processing improvements. Compared to last year’s fourth quarter, average ferrous net selling prices are expected to increase approximately 23% and ferrous sales volumes are expected to be approximately 19% higher. Average nonferrous net selling prices are expected to increase approximately 8% from the prior year quarter, and nonferrous sales volumes are expected to be 11% higher. AMR’s expected higher fourth quarter performance compared to the prior year is driven primarily by expanded metal spreads, increased ferrous and nonferrous selling prices and volumes, and benefits from commercial initiatives, partially offset by higher selling, general and administrative expense due primarily to higher employee-related expenses and an adverse impact from average inventory accounting of $5 million, compared to a benefit of $3 million in the same period of the prior year.

Cascade Steel and Scrap (CSS) is expected to generate operating income of approximately $14 million in the fourth quarter of fiscal 2018, reflecting a significant improvement from the fourth quarter of fiscal 2017 operating income of $8 million. CSS’s average finished steel selling prices are expected to increase approximately 31% year-over-year. Finished steel sales volumes are expected to decrease approximately 14% compared to the prior year fourth quarter due primarily to lower production as a result of planned maintenance, including rolling mill upgrades aimed at improving productivity. The expected improvement in CSS operating performance is primarily driven by higher average net selling prices for finished steel products which significantly outpaced increases in the cost of steelmaking raw materials, higher export sales volumes and continued benefits of productivity improvements from the integration of our Oregon metal recycling and steel manufacturing operations.

For fiscal 2018, total ferrous volumes, including external sales by AMR and CSS, and transfers to our steel mill, are expected to increase by 17% compared to fiscal 2017. AMR’s operating income per ferrous ton is expected to be $46 for fiscal 2018 compared to operating income per ton of $29 for fiscal 2017.

Consolidated financial performance in the fourth quarter of fiscal 2018 is expected to include Corporate expense of approximately $11 million, an increase of $1 million compared to the prior year quarter. For the fourth quarter of fiscal 2018, the Company’s effective tax rate is expected to be an expense of approximately 20%. This rate for the Company’s preliminary results for its fourth quarter does not include a potential discrete non-cash tax benefit associated with the realizability of certain deferred tax assets, which is still under review.

For the fourth quarter, the Company expects to report operating cash flow in the range of $100 million - $105 million. Total debt was $107 million as of August 31, 2018, and debt, net of cash, was $103 million (for a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section). This represents a total debt reduction of $65 million, or 38%, compared to May 31, 2018. Pursuant to its ongoing authorized share repurchase program, the Company repurchased a total of 250,000 shares of its Class A common stock in open market transactions during the fourth quarter, bringing share repurchases for fiscal year 2018 to 516,013 shares.

The preliminary, unaudited information provided above is based on the Company’s current estimate of its financial results for the fourth quarter and fiscal year ended August 31, 2018 and remains subject to change based on management’s ongoing review of the Company’s fourth quarter financial results and the completion of the Company’s annual audit.

The Company will report the financial results for its fourth quarter and fiscal year ended August 31, 2018, on Wednesday, October 24, 2018. The Company will webcast a conference call to discuss these results at 11:30 a.m. Eastern time on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara L. Lundgren, President and Chief Executive Officer, and Richard D. Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information
Toll Free Dial: (855) 859-2056
Toll Free International Dial: (404) 537-3406
Conference ID: 3198639
Replay Available: 10/24/2018 to 10/29/2018

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI which is a non-GAAP financial measure as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this measure for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of certain previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously-contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from this measure. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share From Continuing Operations Attributable to SSI

	4Q18		4Q17
	Low	High
Net income from continuing operations attributable to SSI	$0.95	$1.00	$0.65
Other asset impairment charges (recoveries), net	0.02	0.02	—
Restructuring charges and other exit-related activities	(0.03)	(0.03)	—
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments(1)	(0.01)	(0.01)	—
Adjusted diluted earnings from continuing operations attributable to SSI(2)	$0.93	$0.98	$0.63
(1)	Income tax allocated to adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2)	May not foot due to rounding.

Debt, Net of Cash

The following is a reconciliation of debt, net of cash (in thousands):

	August 31, 2018	May 31, 2018
Total debt	$107,376	$172,691
Less: cash and cash equivalents	4,723	10,090
Total debt, net of cash	$102,653	$162,601

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequent Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; uncertainty in global markets including the impact of tariffs and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; inability to sustain the benefits from productivity and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Michael Bennett, 503-323-2811
Investor Relations:
www.schnitzersteel.com
ir@schn.com